Exhibit 15.3

CONSENT OF FREEDONIA CUSTOM RESEARCH, INC.

We hereby consent to the references to Freedonia Custom Research, Inc. and to our global residential and commercial countertops report, dated March 13, 2013 (the "Report")  prepared on behalf of Caesarstone  Sdot-Yam Ltd. (the "Company"), including the use of information contained within our Report in the Company's Annual Report on Form 20-F (as may be amended) to be filed with the U.S. Securities and Exchange Commission  for the year ended December 31, 2013 (the "Annual Report") and to the incorporation  by reference of such information from the Company's Annual Report in the registration statement on Form S-8 No. 333-180313.  We also hereby consent to the filing of this letter as an exhibit to the Annual Report.

FREEDONIA CUSTOM RESEARCH, INC.

By:	/s/ Clinton I. Delafield, III
Clinton I. Delafield, III
Vice President
March 24, 2014